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                                                                Exhibit (d) (20)

                             NEW ENGLAND ZENITH FUND

                              SUBADVISORY AGREEMENT
                        (FI Mid Cap Opportunities Series)

     This Subadvisory Agreement (this "Agreement") is entered into as of May 1, 2002 by and between MetLife Advisers, LLC, a Delaware limited liability company (the "Manager"), and Fidelity Management & Research Company (the "Subadviser").

     WHEREAS, the Manager has entered into an Advisory Agreement dated May 1, 2002 (the "Advisory Agreement") with New England Zenith Fund (the "Trust"), pursuant to which the Manager provides portfolio management and administrative services to the FI Mid Cap Opportunities Series of the Trust (the "Series");

     WHEREAS, the Advisory Agreement provides that the Manager may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more subadvisers;

     WHEREAS, the Manager desires to retain the Subadviser to render portfolio management services in the manner and on the terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Manager and the Subadviser agree as follows:

     1.   Subadvisory Services.
          --------------------

          a. The Subadviser shall, subject to the supervision of the Manager and in cooperation with the Manager, as administrator, or with any other administrator appointed by the Manager (the "Administrator"), manage the investment and reinvestment of the assets of the Series. Subject to the provisions of subparagraph
               (b) of this Section 1, the Subadviser agrees to invest and reinvest the assets of the Series in conformity with (1) the investment objective, policies and restrictions of the Series set forth in the Trust's prospectus and statement of additional information, as revised or supplemented from time to time, relating to the Series (the "Prospectus"), as provided to the Subadviser, (2) any additional policies or guidelines established by the Manager or by the Trust's trustees that have been furnished in writing to the Subadviser, and (3) the provisions of the Internal Revenue Code, as amended (the "Code") applicable to "regulated investment companies" (as defined in Section 851 of the Code) and "segregated asset accounts" (as defined in Section 817 of the Code), from time to time in effect (collectively, the "Policies"), and with all applicable provisions of law, including without limitation all applicable provisions of the Investment Company Act of 1940 (the "1940 Act"), the rules and regulations thereunder and the interpretive opinions thereof of the staff of the Securities and Exchange Commission ("SEC") ("SEC Positions"); provided, however, that the Manager agrees to inform the Subadviser of any and all applicable state insurance law


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               restrictions that operate to limit or restrict the investments the Series might otherwise make ("Insurance Restrictions"), and to inform the Subadviser promptly of any changes in such Insurance Restrictions. In advising the Series, the Subadviser shall use reasonable efforts to comply with Subchapters L and M of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the foregoing, the Subadviser is authorized, in its discretion and without prior consultation with the Manager, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Series, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Series may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Subadviser shall determine.

          b. Notwithstanding anything to the contrary herein, the Manager acknowledges that Subadviser is not the compliance agent for the Trust or for the Manager, and does not have access to all of the Trust's books and records necessary to perform certain compliance testing. The Subadviser's agreement to perform the services specified in this Section hereof in accordance with applicable law (including sub-chapters L and M of the Code, and the 1940 Act, as amended ("Applicable Law")) and any additional policies or guidelines established by the Manager or by the Trust's trustees that have been furnished in writing to the Subadviser (collectively, the "Charter Requirements"), is subject to the understanding that the Subadviser shall perform such services based upon its books and records with respect to the Series, which comprise a portion of the Series's books and records, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records.

          c. The Subadviser shall furnish the Manager and the Administrator quarterly and/or annual reports concerning portfolio transactions and the investment performance of the Series in such form as may be mutually agreed upon, and agrees to review the Series and discuss the management of the Series with representatives or agents of the Manager, the Administrator or the Trust at their reasonable request. The Subadviser shall make a senior portfolio manager of the Series or an appropriate investment professional available for presentations to the Trustees at a meeting of the Board of Trustees annually, as well as other meetings as may reasonably be requested. The Subadviser shall permit all books and records with respect to the Series to be inspected and audited by the Manager and the Administrator at all reasonable times during normal business hours, upon reasonable prior written notice. The Subadviser shall furnish the Manager (which may also provide it to the Trust's Board of Trustees) with copies of all material comments relating to the Series received from the SEC following routine or special SEC examinations or inspections.

          d. Upon request of Trust's custodian and/or Trust, the Subadviser shall provide assistance in connection with the determination of the fair value of securities in the Series for which market quotations are not readily available and the parties to this


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               Agreement agree that the Subadviser shall not bear responsibility or liability for the determination or accuracy of the valuation of any portfolio securities and other assets of the Series.

          e. The Subadviser shall provide to the Manager a copy of the Subadviser's Form ADV as filed with the SEC and any amendments or restatements thereof in the future and a list of the persons whom the Subadviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Series.

          f. Unless the Manager gives the Subadviser written instructions to the contrary 30 days in advance, the Subadviser shall use its good faith judgment in a manner which it reasonably believes best serves the interest of the Series' shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Series are invested. The Manager shall instruct the Trust's custodian, the Administrator, and other parties providing services to the Series to promptly forward misdirected proxy materials to the Subadviser.

     2.   Obligations of the Manager.
          --------------------------

          a. The Manager shall provide (or cause the Trust's custodian to provide) information to the Subadviser in a timely manner regarding such matters as the composition of assets in the Series, cash requirements and cash available for investment in the Series, and all other information as may be reasonably necessary for the Subadviser to perform its responsibilities hereunder.

          b. The Manager has furnished the Subadviser a copy of all Registration Statements and Amendments thereto, including the Prospectus and Statement of Additional Information, and agrees during the continuance of this Agreement to furnish the Subadviser copies of any revisions or supplements thereto within a reasonable time period before the time the revisions or supplements become effective. The Manager agrees to furnish the Subadviser with relevant sections of minutes of meetings of the Trustees of the Trust applicable to the Series to the extent they may affect the duties of the Subadviser, and with copies of any financial statements or reports of the Trust with respect to the Series to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement, including, but not limited to, timely information relating to any Insurance Restrictions and SEC exemptive orders relating to the Series.

          c. The Manager shall provide to the Subadviser a copy of the Manager's Form ADV as filed with the SEC and any amendments or restatements thereof in the future.

          d. The Trust and the Manager will furnish to the Subadviser such information relating to either of them or the business affairs of the Trust as the Subadviser shall from time to time request in order to discharge its obligations hereunder.


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     3.   Custodian. The Manager shall provide the Subadviser with a copy of the
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          Series' agreement with the custodian designated to hold the assets of the Series (the "Custodian") and any modifications thereto (the "Custody Agreement"). The assets of the Series shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Subadviser shall provide timely instructions directly to the Custodian, in the manner and form agreed upon by the Manager, the Subadviser and the Custodian, as necessary to effect the investment and reinvestment of the Series' assets. The Subadviser shall have no liability for the acts or omissions of the Custodian.

     4.   Expenses. Except for expenses specifically assumed or agreed to be
          --------
          paid by the Subadviser pursuant hereto, the Subadviser shall not be liable for any expenses of the Manager or the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Series, and (c) Custodian fees and expenses. The Subadviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

     5.   Purchase and Sale of Assets. The Subadviser shall place all orders for
          ---------------------------
          the purchase and sale of securities for the Series with brokers or dealers selected by the Subadviser, which may include brokers or dealers affiliated with the Subadviser, provided such orders comply with Section 17 and Rule 17e-1 (or any successor or other relevant regulations) under the 1940 Act in all respects. To the extent consistent with applicable law and then-current SEC Positions, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Subadviser. The Subadviser agrees that, in executing portfolio transactions and selecting brokers or dealers, if any, it shall use its best efforts to seek on behalf of the Series the best overall terms available. In assessing the best overall terms available for any transaction, the Subadviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, Subadviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended ("1934 Act")) provided to the Subadviser with respect to the Series and/or other accounts over which the Subadviser exercises investment discretion. The Subadviser may, in its discretion, agree to pay a broker or dealer that furnishes such brokerage or research services a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if the Subadviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Subadviser with respect to

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          the accounts as to which it exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act).

     6.   Compensation of the Subadviser. As full compensation for all services
          ------------------------------
          rendered, facilities furnished and expenses borne by the Subadviser hereunder, the Manager shall pay the Subadviser compensation at the following rate, based on the average daily net assets of the Series determined at the close of the New York Stock Exchange on each day the exchange is open for trading: at the annual rate of 0.55% of the first $250 million of the average daily net assets of the Series, 0.50% of the next $500 million of such assets and 0.45% of such assets in excess of $750 million. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Series pursuant to the Advisory Agreement. If the Subadviser shall serve for less than the whole of any month or other agreed-upon interval, the foregoing compensation shall be prorated. The Manager may from time to time waive the compensation it is entitled to receive from the Trust; however, any such waiver will have no effect on the Manager's obligation to pay the Subadviser the compensation provided for herein. The Manager shall pay the Subadviser not later than the tenth (10) business day immediately following the end of the relevant payment period.

     7.   Non-Exclusivity. The Manager agrees that the services of the
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          Subadviser are not to be deemed exclusive and that the Subadviser and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts. This Agreement shall not in any way limit or restrict the Subadviser or any of its directors, officers, employees or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by the Subadviser of its duties and obligations under this Agreement. The Manager recognizes and agrees that the Subadviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Series. The Subadviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Manager, in any way or otherwise be deemed an agent of the Trust or the Manager except in connection with the portfolio management services provided by the Subadviser hereunder.

     8.   Liability and Indemnification. Except as may otherwise be provided by
          -----------------------------
          the 1940 Act or other federal securities laws, neither the Subadviser nor any of its officers, partners,directors, controlling persons, shareholders, employees, affiliates or agents (the "Indemnified Parties") shall be subject to any liability to the Manager, the Trust, the Series or any shareholder of the Series for any error of judgment, or any loss, liability, cost, damage or expense (including reasonable attorneys fees and costs) arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by


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          reason of willful misfeasance, bad faith or gross negligence in the performance of any Indemnified Party's duties or by reason of reckless disregard by any Indemnified Party of its obligations and duties. The Manager shall hold harmless and indemnify any Indemnified Party for any loss, liability, cost, damage or expense (including reasonable attorneys fees and costs) arising (i) from any claim or demand by any past or present shareholder of the Series that is not based upon the obligations of the Subadviser with respect to the Series under this Agreement or (ii) resulting from the failure of the Manager to inform the Subadviser of any applicable Insurance Restrictions or any changes therein or of any policies and guidelines as established by the Manager or the Trustees. The Manager acknowledges and agrees that the Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Series or that the Series will perform comparably with any standard or index, including other clients of the Subadviser, whether public or private.

     9.   Effective Date and Termination. This Agreement shall become effective
          -------------------------------
          as of the date of its execution, and

          a. unless otherwise terminated, this Agreement shall continue in effect until August 30, 2003, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Series, and (ii) by vote of a majority of the trustees of the Trust who are not interested persons of the Trust, the Manager or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval;

          b. this Agreement may at any time be terminated on sixty days' written notice to the Subadviser either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Series;

          c. this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement;

          d. this Agreement may be terminated by the Subadviser on sixty days' written notice to the Manager and the Trust, or, if approved by the Board of Trustees of the Trust, by the Manager on sixty days' written notice to the Subadviser, and termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. In the event of termination of this Agreement, all compensation due to the Subadviser through the date of termination will be calculated on a pro rata basis through the date of termination and paid on the first business day after the next succeeding month end.

     10.  Amendment. This Agreement may be amended at any time by mutual consent
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          of the Manager and the Subadviser, provided that, if required by law
          (as may be modified by any exemptions received by the Manager from the SEC, or any rules or regulations adopted by, or interpretative releases of, the SEC), such amendment shall

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          also have been approved by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the trustees of the Trust who are not interested persons of the Trust, the Manager or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval.

     11.  Certain Definitions. For the purpose of this Agreement, the terms
          -------------------
          "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

     12.  Confidentiality. All information furnished by one party to the other
          ---------------
          party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except if it is otherwise in the public domain or, with notice to the other party, as may be necessary to comply with applicable laws, rules, regulations, subpoenas or court orders. Without limiting the foregoing, Manager acknowledges that the securities holdings of the Series(s) constitute information of value to the Subadviser, and agrees (1) not to use for any purpose, other than for Manager or the Trust, or their agents, to supervise or monitor the Subadviser, the holdings or trade-related information of the Trust; and (2) not to disclose the Series(s)' holdings, except:
          (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board, counsel to the Board, counsel to the Trust, the Administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (d) as otherwise agreed to by the parties in writing. Further, Manager agrees that information supplied by the Subadviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Subadviser, and Manager agrees not to disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation;
          (ii) as required by state or federal regulatory authorities; (iii) to the Board, counsel to the Board, counsel to the Trust, the Administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (iv) as otherwise agreed to by the parties in writing.

     13.  General.
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     a.   The Subadviser may perform its services through any employee, officer or agent of the Subadviser, and the Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the Subadviser shall promptly notify the Manager of any change in the persons identified in the Prospectus of the Series as performing the portfolio management duties described therein.

     b. The Subadviser may, at its own expense, delegate any or all of its duties and responsibilities under this Agreement to its wholly-owned subsidiary, FMR Co., Inc., provided that the Subadviser remains responsible to the Manager and the Trust for

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          the performance of all of its responsibilities and duties hereunder.
          The Subadviser will compensate FMR Co., Inc. for its services to the Trust. Subject to prior notice to the Manager, the Subadviser may terminate the services of FMR Co., Inc. for the Series and shall, at such time, assume the responsibilities of FMR Co., Inc. with respect to the Trust.

     c. During the term of this Agreement, Manager shall furnish to the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Subadviser or its clients in any way, prior to the use thereof, and Manager shall not use any such materials if the Subadviser reasonably objects in writing in ten (10) days (or such other time as may be mutually agreed, which would include longer time periods for review of the Trust's prospectus and other parts of the registration statement) after receipt thereof.

     d. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and may be enforced to the fullest extent permitted by law.

     e. Any notice under this Agreement shall be in writing, addressed and delivered and mailed, postage prepaid, to the other party, with a copy to the Trust, at the addressed below or such other address as such other party may designate for the receipt of such notice.

          If to Manager:            Metlife Advisers, LLC
                                    501 Boylston Street
                                    Boston, Massachusetts 02116
                                    Attention: John F. Guthrie
                                    Senior Vice President

          If to Subadviser:         Fidelity Management & Research Company
                                    82 Devonshire Street
                                    Boston, MA 02109
                                    Attention:  General Counsel

     f. This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

     14.  Use of Name.
          -------------

     a. The parties agree that the name of the Subadviser, the names of any affiliates of the Subadviser and any derivative, logo, trademark, service mark or trade name are the valuable property of the Subadviser and its affiliates. Manager and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service

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          marks or trade names only with the prior written approval of the
          Subadviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

     b. Upon termination of this Agreement, the Manager and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks, service marks or trade names. The Manager and the Trust agree they will review with the Subadviser any advertisement, sales literature, or notice prior to its use that makes reference to the Subadviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names, it being understood that the Subadviser shall have no responsibility to ensure of the adequacy of the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations. If Manager or the Trust makes an unauthorized use of the Subadviser's names, derivatives, logos, trademarks, service marks or trade names, the parties acknowledge that the Subadviser shall suffer irreparable hardship for which monetary damages are inadequate and thus, the Subadviser will be entitled to injunctive relief.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                   METLIFE ADVISERS, LLC


                                   By
                                     ------------------------------------------
                                         John F. Guthrie, Jr.
                                         Senior Vice President


                                    FIDELITY MANAGEMENT & RESEARCH COMPANY


                                    By:
                                       ----------------------------------------
                                         Philip Bullen
                                         Senior Vice President